Exhibit 99.1
Collegium to Acquire BioDelivery Sciences in an All-Cash Deal

Transaction is valued at $5.60 per share representing a total equity value of $604 million

Represents a 54% premium to BDSI stock’s closing price of $3.64 on February 11, 2022 and a 65% premium to the 30 trading days volume weighted average price of $3.40

Transaction expected to close late in the first quarter of 2022

RALEIGH, N.C., February 14, 2022 - BioDelivery Sciences International, Inc. (NASDAQ: BDSI), a growing specialty pharmaceutical company dedicated to patients living with serious and complex chronic conditions, today announced that it has entered into a definitive merger agreement for Collegium Pharmaceutical, Inc. (NASDAQ: COLL) to purchase all outstanding shares of BDSI at $5.60 per share in an all-cash transaction. This corresponds to a total equity value of approximately $604 million (on a fully diluted basis). The merger agreement has been unanimously approved by the Board of Directors of both BDSI and Collegium.

Under the terms of the merger agreement, Collegium will promptly commence a tender offer to acquire all outstanding shares of BDSI’s common stock, and BDSI will file a recommendation statement containing the unanimous recommendation of the BDSI board that BDSI shareholders tender their shares to Collegium.

“We are pleased to announce the transaction with Collegium, which we view as a testament to the attractiveness of our portfolio and long-term value of our brands,” said Jeff Bailey, CEO of BDSI. “Our team has worked diligently to grow our differentiated products. We believe that this transaction will deliver benefits to patients and prescribers and create significant value for our shareholders.”

Terms of the Agreement
Under the terms of the merger agreement, Collegium will promptly commence a tender offer to acquire all of the outstanding shares of BDSI’s common stock at a price of $5.60 per share in cash. The consideration represents a 54% premium to BDSI common stock’s closing price of $3.64 on February 11, 2022 and a premium of 65% over the 30 trading days volume weighted average price of $3.40.

The closing of the tender offer will be subject to a majority of BDSI’s outstanding shares being tendered. In addition, the transaction is subject to the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and other customary conditions.

Following completion of the tender offer, Collegium will acquire all remaining shares at the same price of $5.60 per share through a second step merger. The closing of the transaction is expected to take place late in the first quarter of 2022.

Moelis & Company LLC is acting as exclusive financial advisor and Goodwin Procter LLP is acting as legal counsel to BDSI. Jefferies LLC is acting as exclusive financial advisor to Collegium and Troutman Pepper Hamilton Sanders LLP is acting as legal counsel to Collegium.

ABOUT BIODELIVERY SCIENCES INTERNATIONAL, INC.
BioDelivery Sciences International, Inc. (NASDAQ: BDSI) is a commercial-stage specialty pharmaceutical company dedicated to patients living with chronic conditions. BDSI has built a portfolio of differentiated pain and neurology products and leverages its experienced sales and marketing organization to educate prescribers on their unique features. BDSI's products address serious and debilitating conditions, including chronic pain, acute migraine and opioid-induced constipation.

ABOUT COLLEGIUM
Collegium Pharmaceutical is building a leading, diversified specialty pharmaceutical company committed to improving the lives of people suffering from serious medical conditions. Collegium’s headquarters are located in Stoughton, Massachusetts. For more information, please visit the company’s website at www.collegiumpharma.com.

IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT

The tender offer (the “Offer”) described in this press release has not yet commenced, and this release is neither a recommendation, nor an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of BDSI or any other securities. On the commencement date of the Offer, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, will be filed with the Securities and Exchange Commission (the “SEC”) by Collegium and its acquisition subsidiary, and a Solicitation/Recommendation Statement on Schedule 14D-9 will be filed with the SEC by BDSI. The Offer to purchase the outstanding shares of the common stock of BDSI will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A LETTER OF TRANSMITTAL AND RELATED DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 REGARDING THE OFFER, AS THEY MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND SECURITY HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER. Investors and security holders may obtain a free copy of these statements (when available) and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to the information agent for the Offer, which will be named in the tender offer statement. Investors and security holders may also obtain, at no charge, the documents filed or furnished to the SEC by BDSI under the “Investors” section of BDSI’s website at www.bdsi.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
SOME OF THE STATEMENTS CONTAINED IN THIS ANNOUNCEMENT ARE FORWARD-LOOKING STATEMENTS, INCLUDING STATEMENTS REGARDING, AMONG OTHER THINGS, THE EXPECTED CONSUMMATION OF THE TRANSACTION, WHICH INVOLVES A NUMBER OF RISKS AND UNCERTAINTIES, INCLUDING THE SATISFACTION OF CLOSING CONDITIONS FOR THE TRANSACTION, INCLUDING REGULATORY APPROVAL, THE TENDER OF A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK OF BDSI, THE POSSIBILITY THAT THE TRANSACTION WILL NOT BE COMPLETED, AND OTHER RISKS AND UNCERTAINTIES DISCUSSED IN BDSI’S PUBLIC FILINGS WITH THE SEC, INCLUDING THE “RISK FACTORS” SECTIONS OF BDSI’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2020 AND SUBSEQUENT QUARTERLY REPORTS ON FORM 10-Q, AS WELL AS THE TENDER OFFER

DOCUMENTS TO BE FILED BY COLLEGIUM AND ITS ACQUISITION SUBSIDIARY AND THE SOLICITATION/RECOMMENDATION TO BE FILED BY BDSI. THESE STATEMENTS ARE BASED ON CURRENT EXPECTATIONS, ASSUMPTIONS, ESTIMATES AND PROJECTIONS, AND INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT MAY CAUSE RESULTS, LEVELS OF ACTIVITY, PERFORMANCE OR ACHIEVEMENTS TO BE MATERIALLY DIFFERENT FROM ANY FUTURE STATEMENTS. THESE STATEMENTS ARE GENERALLY IDENTIFIED BY WORDS OR PHRASES SUCH AS “BELIEVE”, “ANTICIPATE”, “EXPECT”, “INTEND”, “PLAN”, “WILL”, “MAY”, “SHOULD”, “ESTIMATE”, “PREDICT”, “POTENTIAL”, “CONTINUE” OR THE NEGATIVE OF SUCH TERMS OR OTHER SIMILAR EXPRESSIONS. IF UNDERLYING ASSUMPTIONS PROVE INACCURATE OR UNKNOWN RISKS OR UNCERTAINTIES MATERIALIZE, ACTUAL RESULTS AND THE TIMING OF EVENTS MAY DIFFER MATERIALLY FROM THE RESULTS AND/OR TIMING DISCUSSED IN THE FORWARD-LOOKING STATEMENTS, AND YOU SHOULD NOT PLACE UNDUE RELIANCE ON THESE STATEMENTS. COLLEGIUM AND BDSI DISCLAIM ANY INTENT OR OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENTS AS A RESULT OF DEVELOPMENTS OCCURRING AFTER THE PERIOD COVERED BY THIS REPORT OR OTHERWISE.

© 2022 BioDelivery Sciences International, Inc. All rights reserved.
Contact:
Bob Yedid
LifeSci Advisors
646-597-6989
Bob@LifeSciAdvisors.com